EXHIBIT 99.1

VERSO CORPORATION REPORTS SECOND QUARTER 2016 RESULTS
MEMPHIS, Tenn. (August 15, 2016) - Verso Corporation (NYSE: VRS), or “the Company,” reports financial results for the second quarter of 2016. Results include:

•	Subsequent to quarter-end we successfully emerged from bankruptcy and began trading on the NYSE

•	Net sales of $630 million in the second quarter of 2016

•	Net loss of $33 million

•	Adjusted EBITDA of $46 million

Overview

Verso’s net sales for the second quarter of 2016 decreased $148 million, or 19%, due primarily to weaker than expected demand, continued pricing pressure, impact of Wickliffe mill closure and downsizing of the Androscoggin mill, and imports. Net loss of $33 million for the second quarter of 2016 was impacted by $19 million of Restructuring charges and Reorganization items, net.

“We are confident that our prior operational excellence and continued products innovation enable us to successfully compete even in a very challenging environment,” said David Paterson, Verso Chairman, President and Chief Executive Officer.  “We are moving forward with a sense of urgency, a stronger balance sheet, and a renewed commitment to make Verso a much stronger company.”

Summary Results
Results of Operations – Comparison of Second Quarter of 2016 to Second Quarter of 2015

	Three Months Ended
	June 30,
(Dollars in millions)	2015	2016
Net sales	$778	$630
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	657	548
Depreciation, amortization, and depletion	64	45
Selling, general, and administrative expenses	46	40
Restructuring charges	6	7
Operating income (loss)	5	(10)
Interest expense	67	11
Reorganization items, net	—	12
Loss before income taxes	(62)	(33)
Income tax (benefit) expense	(2)	—
Net loss	$(60)	$(33)

Comments to Results of Operations – Comparison of the Second Quarter

•
Net sales for the second quarter of 2016 were 19% lower than the second quarter of 2015. Our sales decline was primarily driven by a 17% decrease in total sales volume due to the general softening of demand for coated papers, our capacity reductions at our Androscoggin mill, and the closure of our Wickliffe mill.

•
Selling, general and administrative, or “SG&A,” expenses decreased by 13% compared to the same period of the prior year, primarily as the result of synergies achieved from the NewPage acquisition. As a percentage of sales, selling, general and administrative expenses were flat quarter over quarter.

•
Restructuring charges were $7 million for the second quarter of 2016. Restructuring charges for the second quarter of 2016 consisted primarily of severance and benefit payments related to the closure of the Wickliffe mill.

•
Reorganization items, net for the second quarter of 2016 was an expense of $12 million, primarily attributable to professional fees directly associated with our bankruptcy proceedings, or “Chapter 11 Cases.”

Results of Operations – Comparison of the First Six Months of 2016 to the First Six Months of 2015

	Six Months Ended
	June 30,
(Dollars in millions)	2015	2016
Net sales	$1,584	$1,320
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,385	1,166
Depreciation, amortization, and depletion	121	93
Selling, general, and administrative expenses	101	87
Restructuring charges	28	151
Other operating income	—	(57)
Operating loss	(51)	(120)
Interest expense	133	37
Reorganization items, net	—	(36)
Loss before income taxes	(184)	(121)
Income tax (benefit) expense	(2)	—
Net loss	$(182)	$(121)

Comments to Results of Operations – Comparison of the First Half

•
Net sales for the first half 2016 were 17% lower than the first half of 2015. Our decline in sales was primarily driven by a 15% decline in total sales volume. The decline in volume was primarily due to the general softening of demand for coated papers, our capacity reductions at our Androscoggin mill, and the closure of our Wickliffe mill.

•
SG&A expenses decreased by 14% compared to the same period of the prior year, primarily as a result of synergies achieved from the NewPage acquisition. As a percentage of sales, selling, general and administrative expenses were flat year over year.

•
Restructuring charges were $151 million for the first half of 2016. Restructuring charges for the first half of 2016 consisted primarily of non-cash fixed asset write-down charges from the closure of the Wickliffe mill.

•	Other operating income for the first half of 2016 was $57 million and was primarily attributable to the sale of hydroelectric facilities in January 2016.

•
Reorganization items, net for the first half of 2016 was a gain of $36 million. Reorganization items, net represent expenses and income directly associated with our Chapter 11 Cases. Reorganization items, net also include adjustments to reflect the carrying value of liabilities subject to compromise at their estimated allowed claim amounts, as such adjustments are determined. The adjustment of the carrying value of our debt to the estimated allowed claim of its stated principal balance resulted in a net non-cash gain of $81 million.

Next Quarter/Full Year

The Company expects sales to increase in the seasonally strong third quarter versus the second. Capital and maintenance spending will be higher due to planned maintenance outages, especially a major boiler re-build at our Wisconsin Rapids Mill. Capital spending for the year is expected to be $75 million, well under the prior published plan of $100 million. The Company continues on its consolidation plan with a common order management system scheduled to begin implementation in the fourth quarter. This is the first phase of investment in systems to consolidate and better manage the Company and related SG&A costs.

Reconciliation of Net Loss to Adjusted EBITDA

EBITDA consists of earnings before interest, taxes, depreciation, and amortization.  Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our performance.  We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers.  We believe that Adjusted EBITDA is an operating performance measure commonly used in our industry that provides investors and analysts with a measure of ongoing operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with accounting principles generally accepted in the United States, or “GAAP,” and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with GAAP.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods presented:

	Six		Three	Six	Twelve
	Months	Year	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	June 30,	December 31,	June 30,	June 30,	June 30,
(Dollars in millions)	2015	2015	2016	2016	2016
Net loss	$(182)	$(422)	$(33)	$(121)	$(361)
Income tax benefit	(2)	(3)	—	—	(1)
Interest expense, net	133	270	11	37	174
Depreciation, amortization, and depletion	121	308	45	93	280
EBITDA	$70	$153	$23	$9	$92
Adjustments to EBITDA:
Restructuring charges (1)	28	59	7	151	182
NewPage acquisition and integration-related costs/charges (2)	26	36	—	—	10
Reorganization items, net (3)	—	—	12	(36)	(36)
Pre-reorganization charges (4)	—	10	—	6	16
(Gain) loss on disposal of assets (5)	—	6	—	(57)	(51)
Other items, net (6)	—	5	4	13	18
Adjusted EBITDA	$124	$269	$46	$86	$231

(1)
For 2016, charges are primarily associated with the closure of the Wickliffe mill, of which approximately $137 million is non-cash. For 2015, charges represent severance and employee related costs and other restructuring charges associated with the NewPage acquisition, the shutdown of a pulp dryer and paper machine at the Androscoggin mill, the indefinite idling of the Wickliffe mill, and the closure of the Bucksport mill.

(2)	Professional fees and other charges and integration costs incurred in connection with the NewPage acquisition, including one-time impacts of purchase accounting.

(3)
Expenses and income directly associated with the Chapter 11 Cases, including $116 million of non-cash reorganization gain recognized in the first quarter of 2016 for the difference between the petition date carrying value of certain Verso notes previously recorded as a troubled debt restructuring and their par value (estimated allowed claim) for such debt.

(4)	Costs incurred in connection with advisory and legal services related to planning for the Chapter 11 Cases.

(5)	Realized losses (gains) on the sale of fixed assets, which are primarily attributable to the sale of hydroelectric facilities in January 2016.

(6)
Amortization of non-cash incentive compensation, unrealized losses (gains) on energy-related derivative contracts, Wickliffe operating costs while idled, and other miscellaneous non-recurring adjustments.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including our expectations for sales in the third quarter of this year and capital expenditures for the remainder of the year. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including those risks and uncertainties listed from time to time in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call
Verso will host a conference call on Tuesday, August 16, 2016, at 10 a.m. (EDT) to discuss second quarter results. Analysts and investors may access the live conference call by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada) or 412 317-6061 (international) and referencing Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at http://investor.versoco.com/ by navigating to the Events page, or at http://www.webcaster4.com/Webcast/Page/1524/16673. This release and Verso’s quarterly report on Form 10-Q for the three months ended June 30, 2016, will be made available on Verso’s website at http://investor.versoco.com/ by navigating to the Financial Information page.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada) or 412-317-0088 (international), access code 10091355. The replay will be available starting at 12 p.m. (EDT) on Tuesday, August 16, 2016, and will remain available until September 15, 2016. An archive of the conference call and webcast will be available at http://investor.versoco.com/ starting at 12 p.m. (EDT) on Tuesday, August 16, 2016, and will remain available for 120 days.

Investor contact:

investor.relations@versoco.com
901-369-4128

Media contact:

Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com